Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter Results (Unaudited)

Costa Mesa, Calif., April 21, 2009 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded net income of $537,000, or $0.09 per diluted share, for the first quarter of 2009 compared to $846,000, or $0.13 per diluted share, for the first quarter of 2008, a decrease of 30.8% per diluted share.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Steven R. Gardner, President and Chief Executive Officer, stated, “Even in the very competitive deposit market of Southern California, we were able to increase our retail deposits by $54 million and at the same time lower our average cost of funds by 21 basis points during the first quarter.  As a result of our deposit growth, we were able to reduce FHLB borrowings by $38 million as well as reduce our broker and wholesale deposits by $18 million. This reduction in wholesale borrowings is one of our key operating strategies.  Additionally, we have 41% of our deposits, over $202 million, at an average rate of 3.66% that will reprice in the second quarter of 2009, which will further reduce our cost of funds.”

Mr. Gardner continued “The commercial real estate (“CRE”), market throughout the nation and California in particular is beginning to be negatively affected by the economy. A large percentage of the Bank’s loan portfolio is comprised of loans secured by investor owned CRE; such as, office, warehouse and retail buildings.  Over the past several years, we have taken steps to mitigate the risk in our CRE portfolio through our conservative credit culture, sound underwriting practices and avoiding the riskiest segments of the market, rarely making construction, bridge, or repositioning loans.  In addition, our average loan size, loan to value, and debt coverage ratio within the investor owned CRE portfolio is $1.1 million, 59.5% and 1.29, respectively, all of these factors are expected to lessen the impact on the Bank’s future operating results in light of the stress we expect the CRE portfolio to experience.”

Mr. Gardner concluded, “Overall the loan portfolio continues to perform well as evidenced by our relatively strong asset quality measures, in particular, as they compare to our California bank peers. However, given the weak economy, we continue to focus on identifying and addressing credit related matters in a proactive and aggressive manner to ensure the timely resolution of any weakness exhibited by our borrowers. This approach coupled with our commitment to conservatively manage our balance sheet has led to Bank capital levels remaining strong with Tier 1 leverage and total risk-based capital ratios being 8.89% and 12.01%, respectively at quarter end; thus exceeding the levels required to be considered well capitalized for regulatory purposes.”

For the three months ended March 31, 2009, net interest income increased to $5.3 million compared to $4.8 million for the same period a year earlier.  The increase is predominately attributable to a 20.2% decrease in interest expense, from $7.1 million to $5.7 million for the three months ended March 31, 2008 and 2009, respectively.  The reduction in interest expense for the quarter was primarily due to a decrease in borrowing costs associated with deposits and other borrowings of 99 basis points and 33 basis points, respectively, over the prior year period.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three months ended March 31, 2009 of 8.3%, or $992,000.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans. Our weighted average loan yield for the quarter ended March 31, 2009 was 6.60%, a decrease of 39 basis points from 6.99% for the same period a year earlier.

The net interest margin for the quarter ended March 31, 2009 was 3.00%, compared to 2.74% for the same period a year ago.  The increase in net interest margin was primarily a result of a decrease in the cost of deposits of 99 basis points partially offset by a decrease in the average loan yield of 39 basis points.  The decreases in the cost of deposits and loan yield are attributable to the Federal Reserve Board’s reduction of the Fed Fund Rate over a 15 month period by 500 basis points starting in September of 2007 in response to the economic downturn.  At March 31, 2009, the Bank had $5.5 million in short-term FHLB advances, $201.6 million of certificate of deposits, and $45.8 million of loans that could reprice in the next quarter.

The Bank’s provision for loan losses was $1.2 million for the three months ended March 31, 2009, compared to $183,000 for the same period in 2008.  The increase in the provision for the three months ended March 31, 2009 is primarily due to an increase in net charge-offs of $652,000 and an increase in the loan loss factors that we apply to segments of our loan portfolio. Net charge-offs in the first quarter of 2009 were $645,000, compared to net recoveries of $7,000 for the same period in 2008.

Noninterest income decreased to $630,000 for the three months ended March 31, 2009, compared to $679,000 for the same period last year, which was primarily due to a decrease in gains from loan sales of $67,000 and a reduction in other income of $135,000. These decreases in non-interest income were partially offset by an increase in fee income of $97,000 to $212,000 for the current quarter compared to $115,000 for the same period last year.

Noninterest expenses were $3.9 million for the three months ended March 31, 2009, compared to $4.0 million for the three months ended March 31, 2008.  The decrease in noninterest expenses for the period was the result of a decrease in compensation and benefits of $388,000 which was partially offset by increases in FDIC insurance premiums, marketing expense, and premises and occupancy expenses of $220,000, $58,000, and $51,000, respectively.  The decrease in compensation and benefits for the quarter is attributable to management’s staff reductions, which occurred in late February 2008, and a reduction in the annual incentive bonus accrual. The number of full-time equivalent employees with the Bank at March 31, 2009 was 90 compared to 92 at March 31, 2008.

The Company had a tax provision for the three months ended March 31, 2009 of $280,000.  For the comparable period a year earlier, the Company had a tax provision of $464,000. At March 31, 2009, the Company’s effective tax rate for the most recent three-month period was 34.3% compared to 35.4% for the same period in the prior year.

Total assets of the Company decreased slightly by $2.7 million to $737.3 million as of March 31, 2009, compared to $740.0 million as of December 31, 2008.  The $2.7 million, or 0.36%, decrease in total assets is primarily due to a $9.5 million and $1.6 million decrease in net loans held for investment and cash and cash equivalents, respectively, which was partially offset by an increase of $9.6 million in securities available for sale.

Investment securities available for sale increased $9.6 million to $66.2 million as of March 31, 2009, from $56.6 million as of December 31, 2008. The investment securities consist of $163,000 in U.S. Treasuries, $39.3 million in government sponsored entities (“GSE”) mortgage-backed securities (“MBS”), and $26.7 million of private label MBS.  Thirty-five of the private label MBS totaling $3.2 million with a market value of $1.8 million are rated below investment grade, which is a rating of “BB” or less. All securities below investment grade are considered a substandard investment and all interest received on these securities is applied to the securities’ principal balances.  All of the non-investment grade MBS were acquired when the Bank redeemed its shares in the AMF mutual funds in June of 2008 and received a pro rata distribution of the securities held by such funds.  In addition, $32.2 million of the GSE securities have been pledged as collateral for the Bank’s $28.5 million of reverse repurchase agreements.

 Net loans, including loans held for sale, decreased $9.5 million to $613.6 million as of March 31, 2009, compared to December 31, 2008.  The decrease is primarily due to loan payoffs of $9.7 million, which was partially offset by a loan purchase of $4.0 million of performing multi-family loans.

The Bank’s allowance for loan losses increased $515,000 to $6.4 million as of March 31, 2009, from $5.9 million as of December 31, 2008.   The increase in the allowance for loan losses was primarily due to an increase in loans classified as “special mention” and “substandard” of $9.1 million and $6.1 million, respectively.  Net nonaccrual loans and other real estate owned were $7.6 million and $55,000, respectively, at March 31, 2009, compared to $5.2 million and $37,000, respectively, as of December 31, 2008.  The increase in net nonaccrual loans is primarily due to two commercial real estate loans totaling $2.4 million consisting of a loan for $1.0 million which was current as of quarter-end, but the property securing the loan was in foreclosure earlier in the quarter. The other loan totaling $1.4 million was 90 days past due at March 31, 2009, is in escrow for $2.0 million and is schedule to close sometime in the second quarter.  The allowance for loan losses as a percent of nonaccrual loans decreased to 84% as of March 31, 2009 from 113% at December 31, 2008.  The ratio of nonperforming assets to total assets at March 31, 2009 was 1.04%, compared to 0.71% at December 31, 2008.

Total deposits were $493.4 million as of March 31, 2009, compared to $457.1 million at December 31, 2008, an increase of 7.9%.   The increase in deposits was comprised of increases of $9.7 million and $44.1 million in transaction accounts and retail certificates of deposits, respectively, which were partially offset by a decrease in brokered certificate of deposits of $17.5 million. The cost of deposits at March 31, 2009 was 2.92%, compared to 3.29% at December 31, 2008.

At March 31, 2009, total borrowings of the Company amounted to $182.3 million, a $37.9 million, or 17.2%, decrease from December 31, 2008, and were comprised of the Bank's $143.5 million of FHLB term borrowings and $28.5 million of reverse repurchase agreements and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at March 31, 2009 was 3.30%, compared to 3.46% at December 31, 2008.

Total equity was $58.4 million as of March 31, 2009, compared to $57.6 million at December 31, 2008, an increase of $813,000.   The increase in equity is primarily due to net income of $537,000 and an increase in the other comprehensive income of $434,000 attributable to a reduction of the loss on the investment securities available for sale portfolio of $738,000 in the first quarter of 2009, which was partially offset by the repurchase and retirement of 100,000 shares of common stock at a cost of $384,000, or $3.84 per share. The Company’s basic and diluted book value per share increased to $12.15 and $9.89, respectively, at March 31, 2009, reflecting an increase of 3.5% and 3.0%, respectively, from December 31, 2008.

The Bank’s tier 1 leverage capital, total risk-based capital, and tier 1 risked-based capital ratios at March 31, 2009 were 8.89%, 12.01%, and 10.94%, respectively.  The regulators’ minimum qualifying ratios for banks to be considered well capitalized are 5.00%, 10.00%, and 6.00% for tier 1 leverage capital, total risk-based capital, and tier 1 risked-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At March 31, 2009, the Bank had total assets of $732.6 million, net loans of $613.6 million, total deposits of $493.7 million, and total stockholder’s equity of $63.4 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2008 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
ASSETS	2009	2008
Cash and due from banks	$8,081	$8,181
Federal funds sold	28	1,526
Cash and cash equivalents	8,109	9,707
Investment securities available for sale	66,199	56,606
Federal Reserve and Federal Home Loan Bank stock, at cost	14,330	14,330
Loans held for sale	652	668
Loans held for investment, net of allowance for loan losses of $6,396 in 2009 and $5,881 in 2008	612,940	622,470
Accrued interest receivable	3,768	3,627
Other real estate owned	55	37
Premises and equipment	9,386	9,588
Deferred income taxes	9,891	10,504
Bank owned life insurance	11,527	11,395
Other assets	409	1,024
TOTAL ASSETS	$737,266	$739,956
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Transaction accounts	$97,974	$88,296
Retail certificates of deposit	385,822	341,741
Wholesale/brokered certificates of deposit	9,554	27,091
Total deposits	493,350	457,128
Other borrowings	172,000	209,900
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	3,245	5,070
Total liabilities	678,905	682,408
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	49	48
Additional paid-in capital	64,521	64,680
Accumulated deficit	(3,767)	(4,304)
Accumulated other comprehensive loss, net of tax	(2,442)	(2,876)
Total stockholders’ equity	58,361	57,548
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$737,266	$739,956

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended

	March 31,	March 31,
INTEREST INCOME:	2009	2008
Loans	$10,165	$10,938
Other interest-earning assets	787	1,006
Total interest income	10,952	11,944
INTEREST EXPENSE:
Interest on transaction accounts	255	434
Interest on retail certificates of deposit	3,304	3,072
Interest on wholesale/brokered certificates of deposit	152	492
Total deposit interest expense	3,711	3,998
Other borrowings	1,861	2,937
Subordinated debentures	103	180
Total interest expense	5,675	7,115
NET INTEREST INCOME	5,277	4,829
PROVISION FOR LOAN LOSSES	1,160	183
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,117	4,646
NONINTEREST INCOME:
Loan servicing fee income	159	105
Bank and other fee income	212	115
Net gain from loan sales	-	67
Net gain from investment securities	2	-
Other income	257	392
Total noninterest income	630	679
NONINTEREST EXPENSE:
Compensation and benefits	2,009	2,397
Premises and occupancy	658	607
Data processing	155	154
Net (gain)/loss on foreclosed real estate	(6)	15
FDIC/SAIF insurance premiums	286	66
Legal and audit expense	132	141
Marketing expense	189	131
Office and postage expense	80	82
Other expense	427	422
Total noninterest expense	3,930	4,015
NET INCOME BEFORE TAXES	817	1,310
PROVISION FOR INCOME TAXES	280	464
NET INCOME	$537	$846

Basic Average Shares Outstanding	4,852,895	5,083,243
Basic Earnings per Share	$0.11	$0.17

Diluted Average Shares Outstanding	6,038,129	6,390,148
Diluted Earnings per Share	$0.09	$0.13

PACIFIC PREMIER BANCORP AND SUBSIDIARY
STATISTICAL INFORMATION
UNAUDITED (In thousands)
	As of	As of	As of
	March 31, 2009	December 31, 2008	March 31, 2008
Asset Quality:
Non-accrual loans	$7,593	$5,200	$5,187
Other Real Estate Owned	$55	$37	$711
Nonperforming assets	$7,648	$5,237	$5,898
Net charge-offs (recoveries) for the quarter ended	$645	$543	$(7)
Allowance for loan losses	$6,396	$5,881	$4,788
Net charge-offs for quarter to average loans, annualized	0.42%	0.34%	(0.00%)
Net non-accrual loans to total loans	1.22%	0.83%	0.84%
Net non-accrual loans to total assets	1.03%	0.70%	0.67%
Net non-performing assets to total assets	1.04%	0.71%	0.77%
Allowance for loan losses to total loans	1.03%	0.94%	0.78%
Allowance for loan losses to non-accrual loans	84.24%	113.10%	92.31%

Average Balance Sheet: for the Quarter ended
Total assets	$737,898	$749,776	$744,006
Loans	$616,182	$635,228	$626,078
Deposits	$481,020	$436,303	$391,741
Borrowings	$182,693	$237,946	$272,908
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$12.15	$11.74	$12.09
Diluted book value	$9.89	$9.60	$9.81
Closing stock price	$4.33	$4.00	$7.63

Pacific Premier Bank Capital:
Tier 1 leverage capital	$65,426	$64,880	$63,811
Tier 1 leverage capital ratio	8.89%	8.71%	8.64%
Total risk-based capital ratio	12.01%	11.68%	11.23%

Loan Portfolio
Real estate loans:
Multi-family	$289,803	$287,592	$317,859
Commercial	161,409	163,245	163,137
Construction - Multi-family	-	2,733	2,346
One-to-four family	8,922	9,925	9,952
Business loans:
Commercial Owner Occupied	107,714	112,406	58,876
Commercial and Industrial	43,604	43,235	49,570
SBA loans	4,620	4,942	14,145
Other loans	4,522	4,689	199
Total gross loans	$620,594	$628,767	$616,084

	Three Months Ended	12 Months Ended	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Profitability and Productivity:
Return on average assets	0.29%	0.09%	0.45%
Return on average equity	3.73%	1.19%	5.57%
Net interest margin	3.00%	2.99%	2.74%
Non-interest expense to total assets	2.13%	2.16%	2.08%
Efficiency ratio	66.63%	83.70%	72.62%